Exhibit 3.1

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
M/I HOMES, INC.

(reflecting amendments through June 6, 2019)
[For purposes of SEC reporting compliance only]

FIRST:        The name of the corporation shall be M/I Homes, Inc.

SECOND:	The place in Ohio where its principal office is to be located is Columbus, Franklin County, Ohio.

THIRD:	The purpose of said corporation is to engage in any lawful act or activity for which corporations may be formed under Sections 1701.01 through 1701.98, inclusive, of the Ohio Revised Code.

FOURTH:
The maximum number of shares which the corporation is authorized to have outstanding shall be sixty million (60,000,000) shares, consisting of fifty-eight million (58,000,000) common shares with one cent ($0.01) par value (the “Common Shares”) and two million (2,000,000) preferred shares with one cent ($0.01) par value (the “Preferred Shares”).

The express terms and provisions the Common Shares are as follows:

(a)	The rights of the Common Shares shall be subject in all respects to the rights and preferences of the Preferred Shares, in the manner and to the extent provided in this Article Fourth.

(b)
The Common Shares shall rank junior to the Preferred Shares with respect to the payment of dividends. Out of the assets of the Corporation available for dividends remaining after there shall have been paid or declared and set apart for payment full dividends on all shares ranking prior to the Common Shares with respect to the payment of dividends, and subject to the restrictions or limitations contained in the express terms and provisions of all shares ranking prior to the Common Shares with respect to the payment of dividends, dividends may be declared and paid upon the Common Shares, but only when and as determined by the Board of Directors.

(c)
The Common Shares shall rank junior to the Preferred Shares with respect to payment upon dissolution, liquidation or sale of assets of the Corporation. Upon the dissolution, liquidation or sale of all or substantially all of the assets of the Corporation, after there shall have been paid to or set apart for holders of all shares ranking senior to the Common Shares the full preferential amounts to which they are respectively entitled, the holders of the Common Shares shall be entitled to receive pro rata all of the remaining assets of the Corporation available for distribution to its shareholders.

(d)	The holders of Common Shares shall be entitled to one vote for each Common Share held by them respectively.

(e)
No present or future holder of Common Shares shall, as such holder, have any preemptive rights in, or preemptive rights to purchase or subscribe to, any shares of the Corporation, or any bonds, debentures, or other securities convertible into any shares of the Corporation.

The Board of Directors shall have the authority by resolution to issue the shares of Preferred Shares from time to time on such terms as it may determine and to divide the Preferred Shares into one or more series and, in connection with the creation of any such series, to determine and fix by the resolution or resolutions providing for the issuance of shares thereof:

(a)
the distinctive designation of such series, the number of shares which shall constitute such series, which number may be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the Board of Directors, and the stated value thereof, if different from the par value thereof;

(b)
the dividend rate, the times of payment of dividends on the shares of such series, whether dividends shall be cumulative, and, if so, from what date or dates, and the preference or relation which such dividends will bear to the dividends payable on any shares of stock of any other class or any other series of this class;

(c)	the price or prices at which, and the terms and conditions on which, the shares of such series may be redeemed;

(d)
whether or not the shares of such series shall be entitled to the benefit of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if so entitled, the amount of such fund and the terms and provisions relative to the operation thereof;

(e)
whether or not the shares of such series shall be convertible into, or exchangeable for, any other shares of stock of the Corporation or any other securities and, if so convertible or exchangeable, the conversion price or prices, or the rates of exchange and any adjustments thereof, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

(f)	the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets of the Corporation;

(g)
whether or not the shares of such series shall have priority over or parity with or be junior to the shares of any other class or series in any respect, or shall be entitled to the benefit of limitations restricting (i) the creation of indebtedness of the Corporation, (ii) the issuance of shares of any other class or series having priority over or being on a parity with the shares of such series in any respect, or

(iii) the payment of dividends on, the making of other distributions in respect of, or the purchase or redemption of shares of any other class or series on a parity with or ranking junior to the shares of such series as to dividends or assets, and the terms of any such restrictions, or any other restriction with respect to shares of any other class or series on a parity with or ranking junior to the shares of such series in any respect;

(h)	whether such series shall have voting rights, in addition to any voting rights provided by law and, if so, the terms of such voting rights, which may be general or limited; and

(i)
any other powers, designations, preferences and relative, participating, optional, or other special rights of such series, and the qualifications, limitations or restrictions thereof, to the full extent now or hereafter permitted by law.

The powers, designations, preferences and relative, participating, optional and other special rights of each series of Preferred Shares, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of Preferred Shares shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative.

FIFTH:
Subject to the restrictions and limitations set forth in Article FOURTH hereof, the corporation, through its Board of Directors, shall have the right and power to repurchase any of its outstanding shares of any class of stock issued by it to the extent of surplus available for cash dividends, but no such purchase shall be made so as to favor any shareholder over any other, except as herein provided.

SIXTH:
The Board of Directors is hereby authorized to fix and determine whether any surplus, and, if any, what part of the surplus, however created or arising, shall be used or disposed of or declared in dividends or paid to shareholders, and, without action by the shareholders, to use and apply surplus, or any part thereof, or such part of the stated capital of the corporation as is permitted under the provisions of Section 1701.35 of the Ohio Revised Code, or any statute of like tenor or effect which is hereafter enacted, at any time, or from time to time, in the purchase or acquisition of shares of any class, voting trust certificates for shares, bonds, debentures, notes, script, warrants, obligations, evidences of indebtedness of the corporation, or other securities of the corporation, to such extent or amount and in such manner and upon such terms as the Board of Directors shall deem expedient.

SEVENTH:
No person shall be disqualified from being a director of the corporation because he or she is or may be a party to, and no director of the corporation shall be disqualified from entering into, any contract or other transaction to which the corporation is or may be a party. No contract or other transaction to which the corporation is or may be a party shall be void or voidable for the reason that any director or officer or other agent of the corporation is a party thereto, or otherwise has any direct or indirect interest in such contract or transaction or in any other party thereto, or for reason that any interested director or officer or other agent of the corporation authorizes or participates in authorization of such contract or transaction, (a) if the material facts as to such interest are disclosed or are otherwise known to the Board of Directors or applicable committee of directors at the time the contract or transaction is authorized, and at least a majority of the disinterested directors or disinterested members of the committee vote for or otherwise take action authorizing such contract or transaction, even though such disinterested directors or members are less than a quorum, or (b) if the contract or transaction (i) is not less favorable to the corporation than an arm’s length contract or transaction in which no director or officer or other agent of the corporation has any interest or (ii) is otherwise fair to the corporation as of the time it is authorized. Any interested director may be counted in determining the presence of a quorum at any meeting of the Board of Directors or any committee thereof which authorizes the contract or transaction.

EIGHTH:
The provisions of Section 1701.13(E)(5)(a) of the Ohio Revised Code or any statute of like tenor or effect which is hereafter enacted shall not apply to the corporation. The corporation shall, to the fullest extent not prohibited by any provision of applicable law other than Section 1701.13(E)(5)(a) of the Ohio Revised Code or any statute of like tenor or effect which is hereafter enacted, indemnify each director and officer against any and all costs and expenses (including attorney fees, judgments, fines, penalties, amounts paid in settlement, and other disbursements) actually and reasonably incurred by or imposed upon such person in connection with any action, suit, investigation or proceeding (or any claim or other matter therein), whether civil, criminal, administrative or otherwise in nature, including any settlements thereof or any appeals therein, with respect to which such person is named or otherwise becomes or is threatened to be made a party by reason of being or at any time having been a director or officer of the corporation, or by any reason of being or at any time having been, while such a director or officer, an employee or other agent of the corporation or, at the direction or request of the corporation, a director, trustee, officer, administrator, manager, employee, adviser or other agent of or fiduciary for any other corporation, partnership, trust, venture or other entity or enterprise including any employee benefit plan.

The corporation shall indemnify any other person to the extent such person shall be entitled to indemnification under Ohio law by reason of being successful on the merits or otherwise in defense of an action to which such person is named a party by reason of being an employee or other agent of the corporation, and the corporation may further indemnify any such person if it is determined on a case by case basis by the Baard of Directors that indemnification is proper in the specific case.

Notwithstanding anything to the contrary in these Articles of Incorporation, no person shall be indemnified to the extent, if any, it is determined by the Board of Directors or by written opinion of legal counsel designated by the Board of Directors for such purpose that indemnification is contrary to applicable law.

NINTH:
No holder of shares of any class of the corporation shall have preemptive or preferential rights to subscribe for, or to purchase, any shares of the corporation of any series or class, whether now or hereafter authorized, and the Board of Directors of the corporation may issue shares of the corporation or obligations convertible into shares without offering such issues in whole or in part to the shareholders of the corporation.

TENTH:
Notwithstanding any provision of Chapter 1701 of the Ohio Revised Code now or hereafter in effect, no shareholder shall have the right to vote cumulatively in the election of directors. Without limiting the generality of the preceding sentence, no shareholder shall have the right at any time in the election of directors either to give one candidate as many votes as the number of directors to be elected multiplied by the number of his votes or to distribute his votes on the same principle among two or more candidates.

ELEVENTH:	The provisions of Chapter 1704 of the Ohio Revised Code or any statute of any like tenure or effect which is hereafter enacted shall not apply to the Corporation.

TWELFTH:	The provisions of Chapter 1701.831 of the Ohio Revised Code or any statute of any like tenure or effect which is hereafter enacted shall not apply to the Corporation